EXHIBIT 99.2

GENESIS ENERGY, L.P.

GENESIS ENERGY FINANCE CORPORATION

OFFER TO EXCHANGE

UP TO $100,000,000 REGISTERED 7-7/8% SENIOR NOTES DUE 2018

FOR

ANY AND ALL OUTSTANDING UNREGISTERED 7-7/8% SENIOR NOTES DUE 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Genesis Energy, L.P. and Genesis Energy Finance Corporation (the “Issuers”) are offering, subject to the terms and conditions set forth in the prospectus, dated                     , 2012 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of the Issuers to exchange up to $100,000,000 in aggregate principal amount of their 7-7/8% Senior Notes due 2018 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same amount of their outstanding unregistered 7-7/8% Senior Notes due 2018 (the “Unregistered Notes”). The Unregistered Notes were issued in a private placement on February 1, 2012 pursuant to Rule 144A and Regulation S under the Securities Act. The Exchange Offer is being extended to all holders of the Unregistered Notes in order to satisfy certain obligations of the Issuers set forth in the Registration Rights Agreement, dated as of February 1, 2012, by and among the Issuers, the guarantors of the Unregistered Notes party thereto and the representative of the initial purchasers of the Unregistered Notes. The Exchange Notes are substantially identical to the Unregistered Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Unregistered Notes will not apply to the Exchange Notes.

Please contact your clients for whom you hold Unregistered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, or who hold Unregistered Notes registered in their own names, we are enclosing the following documents:

1. A Prospectus dated                     , 2012, including a Letter of Transmittal for the Unregistered Notes, attached to the Prospectus as Annex A, for your use and for the information of your clients;

2. A form of letter which may be sent to your clients for whose accounts you hold Unregistered Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

3. Return envelopes addressed to U. S. Bank National Association, the Exchange Agent for the Exchange Offer (the “Exchange Agent”).

Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time, on                     , 2012, unless the Exchange Offer is extended by the Issuers (as it may be extended, the “Expiration Time”). Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time.

Pursuant to the Letter of Transmittal, each holder of Unregistered Notes will represent to the Issuers that, among other things:

•	any Exchange Notes that such holder receives will be acquired in the ordinary course of such holder’s business;

•	such holder is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

•	such holder has no arrangements or understandings with any person or entity to participate in the distribution of the Exchange Notes;

•	such holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of either Issuer or their subsidiary guarantors; and

•

if such holder is a broker-dealer that will receive Exchange Notes for such holder’s own account in exchange for Unregistered Notes, such holder acquired those Unregistered Notes as a result of market-making activities or other trading activities and such holder will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes.

The enclosed form of letter to clients contains an authorization by the beneficial owners of the Unregistered Notes for you to make the foregoing representations.

The holder must do one of the following prior to the Expiration Time to participate in the Exchange Offer:

•

tender the Unregistered Notes by sending the certificates for the Unregistered Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent at the address listed on the cover page of the Letter of Transmittal; or

•

tender the Unregistered Notes by using the book-entry procedures described in the section of the Prospectus entitled “Exchange Offer—Procedures for Tendering” and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, to the Exchange Agent.

In order for a book-entry transfer to constitute a valid tender of Unregistered Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of the Unregistered Notes into the Exchange Agent’s account at The Depository Trust Company prior to the Expiration Time. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Unregistered Notes that the holder has received and has agreed to be bound by the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the cover page of the Letter of Transmittal.

Very truly yours,

GENESIS ENERGY, L.P.

GENESIS ENERGY FINANCE CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF GENESIS ENERGY, L.P., GENESIS ENERGY FINANCE CORPORATION OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.